Exhibit 99.1

Ed Kinney / Jacqueline V. Ader-Grob
Corporate Communications
Marriott Vacations Worldwide
407.206.6278 / 407.513.6950
ed.Kinney@mvwc.com
jacqueline.ader-gob@mvwc.com

Neal Goldner
Investor Relations
Marriott Vacations Worldwide
407.206.6149
neal.goldner@mvwc.com
Marriott Vacations Worldwide Announces the Promotion of John E. Geller, Jr. to President
ORLANDO, Fla. - January 4, 2021 - Today, Marriott Vacations Worldwide Corporation (NYSE:VAC) is pleased to announce the promotion of John E. Geller, Jr. to the position of president of Marriott Vacations Worldwide, along with the continuation of his current role as chief financial officer.
Mr. Geller joined Marriott International in 2005 where he served as senior vice president and chief internal audit and information security officer. From May-December 2008, he was the chief financial officer for the Western Region of North America Lodging Operations, after which he transitioned to the role of chief financial officer at Marriott Vacations Worldwide Corporation until December 2017, when he also assumed responsibility for the information technology and human resources departments.
“As we move into 2021 with hopes of continued recovery in the economy, it is my profound pleasure to announce this exciting change to our executive leadership team and structure,” said Stephen P. Weisz, CEO, Marriott Vacations Worldwide. “After John’s 12 years as CFO of the business as well as his assumption of duties as Chief Administrative Officer in January 2018, I believe that this is a logical and well-earned next step in his career as well as a significant milestone for MVW.”
Added Mr. Geller, “I am truly honored to assume this new role and its responsibilities so that we can continue the growth and evolution of our great company for our shareholders, Owners, Members and associates.”
As President and CFO, Mr. Geller will oversee the vacation ownership arm of the business while retaining leadership of the Finance and Accounting, Human Resources and Information Technology organizations.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The Company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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